Exhibit 99.1

MAIN STREET ANNOUNCES 2021 FOURTH QUARTER AND ANNUAL RESULTS

Fourth Quarter 2021 Net Investment Income of $0.73 Per Share

Fourth Quarter 2021 Distributable Net Investment Income(1) of $0.77 Per Share

Net Asset Value of $25.29 Per Share

HOUSTON, Feb. 24, 2022 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights

  Net investment income of $51.2 million (or $0.73 per share)
  Distributable net investment income(1) of $54.1 million (or $0.77 per share)
  Total investment income of $82.2 million
  An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.7% on an annualized basis for the quarter
  Net increase in net assets resulting from operations of $94.3 million (or $1.34 per share)
  Return on equity(2) of 21.7% on an annualized basis for the quarter
  Net asset value of $25.29 per share at December 31, 2021, representing an increase of $1.02 per share, or 4.2%, compared to $24.27 per share at September 30, 2021
  Declared monthly dividends totaling $0.645 per share for the first quarter of 2022, or $0.215 per share for each of January, February and March 2022, representing a 4.9% increase from the monthly dividends paid for the first quarter of 2021 and a 2.4% increase from the monthly dividends paid for the fourth quarter of 2021
  Completed $316.3 million in total lower middle market ("LMM") portfolio investments, including investments totaling $225.0 million in six new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $209.7 million in total LMM portfolio investments
  Completed $380.4 million in total private loan portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several private loan portfolio investments resulted in a net increase of $290.4 million in total private loan portfolio investments
  Net decrease of $16.4 million in middle market portfolio investments
  Fully exited portfolio company investments in J&J Services, Inc., realizing a gain of $11.0 million and resulting in annual internal rate of returns and times money invested returns of 59.2% and 2.5 times on its equity investments and 31.6% and 1.6 times on a cumulative basis since Main Street's initial investment in 2019, respectively, including all debt and equity investments in the company
  Exited its debt and equity investments in CAI Software, LLC, realizing a gain of $10.3 million and resulting in annual internal rate of returns and times money invested returns of 54.7% and 7.1 times on its equity investments and 16.9% and 1.5 times on a cumulative basis since Main Street's initial investment in 2014, respectively, including all debt and equity investments in the company
  Further diversified capital structure by issuing an additional $200.0 million of our existing 3.00% investment grade notes due 2026 at a premium, resulting in an effective annual cost of this additional debt of 2.6%

Full Year 2021 Highlights

  Net investment income of $182.7 million (or $2.65 per share)
  Distributable net investment income(1) of $193.6 million (or $2.81 per share)
  Total investment income of $289.0 million
  An industry leading position in cost efficiency, with an Operating Expenses to Assets Ratio of 1.5%
  Generated net realized gains of $45.3 million, primarily resulting from the exits of six LMM portfolio companies and two private loan portfolio companies
  Net increase in net assets resulting from operations of $330.8 million (or $4.80 per share)
  Return on equity(2) of 20.3%
  Net asset value of $25.29 per share at December 31, 2021, representing an increase of $2.94 per share, or 13.2%, compared to $22.35 per share at December 31, 2020
  Paid monthly dividends totaling $2.475 per share, increased from $2.460 in 2020
  Paid a supplemental dividend totaling $0.10 per share, resulting in total dividends paid of $2.575, or an increase of 4.7% compared to 2020
  Completed $560.8 million in total LMM portfolio investments, including investments totaling $351.8 million in 12 new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $348.6 million in total LMM portfolio investments
  Completed $735.7 million in total private loan portfolio investments, which after aggregate repayments of debt principal and exits of equity investments from several private loan portfolio investments resulted in a net increase of $370.3 million in private loan portfolio investments
  Net decrease of $51.6 million in middle market portfolio investments
  Further diversified capital structure and enhanced liquidity by (i) amending our revolving credit facility ("Credit Facility") to increase the total commitments from $780.0 million to $855.0 million and extended the maturity date to April 2026, (ii) issuing in January $300.0 million of investment grade 3.00% notes due July 2026 (the "3.00% Notes") and (iii) issuing an additional $200.0 million of 3.00% Notes in October at a premium, resulting in an effective annual cost of these additional 3.00% Notes of 2.60% per year

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "Main Street delivered very strong fourth quarter results, with new quarterly records for total investment income, net investment income, and distributable net investment income for the second consecutive quarter and capping off a record year for Main Street across those same key financial metrics. Our lower middle market and private loan strategies both delivered record quarterly and full year investment activities, resulting in net increases for the year of $349 million in lower middle market portfolio investments and $370 million in total private loan portfolio investments. This record investment activity, together with the continued strong performance of our underlying portfolio companies which resulted in continued fair value appreciation, increased the fair value of our total investment portfolio at year end to $3.6 billion."

Mr. Hyzak continued, "We thank everyone on our Main Street team, including our Main Street employees and the management teams and employees of our portfolio companies, for their contributions to these record operating results. As a result of their combined efforts, we generated an annual return on equity of 20%, our highest level since 2012, and distributable net investment income which exceeded the monthly dividends paid to our shareholders by over 13% for the year. These positive results and the continued momentum in each of our core strategies provided us with the confidence to recommend our board of directors approval of two sequential quarterly increases in our regular monthly dividends in the fourth quarter of 2021 and the first quarter of 2022, and supplemental dividend payments in December 2021 and March 2022. We continue to believe that the combined strength of our differentiated investment strategies, including our highly unique lower middle market strategy, diversified investment portfolio and growing asset management business will allow us to consistently deliver superior results for our shareholders."

Fourth Quarter 2021 Operating Results

The following table provides a summary of our operating results for the fourth quarter of 2021:

	Three Months Ended December 31,
	2021	2020	Change ($)	Change (%)
Interest income	$53,785	$45,088	$8,697	19%
Dividend income	21,825	12,431	9,394	76%
Fee income	6,556	4,985	1,571	32%
Total investment income	$82,166	$62,504	$19,662	31%

Net investment income	$51,208	$39,643	$11,565	29%
Net investment income per share	$0.73	$0.59	$0.14	24%

Distributable net investment income (1)	$54,135	$42,255	$11,880	28%
Distributable net investment income per share (1)	$0.77	$0.63	$0.14	22%

Net increase in net assets resulting from operations	$94,349	$79,256	$15,093	19%
Net increase in net assets resulting from operations per share	$1.34	$1.19	$0.15	13%

The $19.7 million increase in total investment income in the fourth quarter of 2021 from the comparable period of the prior year was principally attributable to (i) a $9.4 million increase in dividend income from investment portfolio equity investments, primarily due to the improved operating results, financial condition and liquidity positions of certain of our portfolio companies, (ii) an $8.7 million increase in interest income, primarily due to higher average levels of investment portfolio debt investments and (iii) a $1.6 million increase in fee income, primarily attributable to the increased investment activity in the fourth quarter. The $19.7 million increase in total investment income in the fourth quarter of 2021 also includes a $0.3 million increase from dividend income and income from accelerated prepayment, repricing and other activity related to certain investment portfolio debt investments, in both cases considered less consistent or non-recurring, when compared to the same period in 2020.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $28.0 million in the fourth quarter of 2021 from $20.2 million for the corresponding period of 2020. This increase in cash operating expenses was principally attributable to (i) a $4.9 million increase in compensation expense and (ii) a $3.2 million increase in interest expense, partially offset by a $0.5 million increase in expenses allocated to the External Investment Manager, as defined below. The increase in compensation expense is primarily related to increased incentive compensation accruals, partially offset by a decrease in compensation expense resulting from the comparable period differences in the change in fair value of deferred compensation plan assets. The increase in interest expense is primarily related to incremental borrowings from our unsecured notes offerings in January and October 2021 and under our Credit Facility, as necessary to fund our investment activity. Our Operating Expenses to Assets Ratio for the fourth quarter of 2021 was 1.7% compared to 1.5% for the fourth quarter of 2020, both on an annualized basis, and 1.5% for the full year compared to 1.4% in 2020.

The $11.6 million increase in net investment income and the $11.9 million increase in distributable net investment income(1), which is net investment income before non-cash, share-based compensation expense, in the fourth quarter of 2021 from the comparable period of the prior year were both principally attributable to the increase in total investment income, partially offset by higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis(1) for the fourth quarter of 2021 both increased by $0.14 per share, compared to the fourth quarter of 2020 to $0.73 and $0.77 per share, respectively. Both increases include the impact of a 4.9% increase in the average shares outstanding compared to the fourth quarter of 2020 primarily due to shares issued (i) through our at-the-market, or ATM, program, (ii) pursuant to our dividend reinvestment plan and (iii) pursuant to our equity incentive plans. Net investment income and distributable net investment income on a per share basis(1) in the fourth quarter of 2021 included dividend income and income from accelerated prepayment, repricing and other activity related to certain investment portfolio debt investments, in both cases considered less consistent or non-recurring, with each of such amounts unchanged from the fourth quarter of 2020.

The $94.3 million net increase in net assets resulting from operations in the fourth quarter of 2021 represents a $15.1 million increase from the fourth quarter of 2020. This increase was primarily the result of (i) a $106.4 million increase in net realized gain from investments and (ii) an $11.6 million increase in net investment income as discussed above, partially offset by (i) a $93.4 million decrease in net unrealized appreciation from portfolio investments (including the impact of accounting reversals relating to realized gains/income (losses)) and (ii) a $9.5 million increase in income tax provision. The $34.8 million net realized gain from investments for the fourth quarter of 2021 was primarily the result of (i) $23.0 million of realized gains from the full exit of three LMM investments, (ii) $5.5 million of realized gains from the full exit of two private loan investments, (iii) $5.1 million of realized gains from distributions from three other portfolio investments and (iv) $0.5 million of realized gains from the full exit of a middle market investment.

The following table provides a summary of the total net unrealized appreciation of $18.6 million for the fourth quarter of 2021:

Three Months Ended December 31, 2021
	LMM (a)	Private Loan	Middle Market	Other		Total
(dollars in millions)

Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$ (21.6)	$ (2.3)	$ 0.1	$ (0.4)		$ (24.2)
Net unrealized appreciation (depreciation) relating to portfolio investments	33.5	6.3	(10.0)	13.0	(b)	42.8
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 11.9	$ 4.0	$ (9.9)	$ 12.6		$ 18.6

(a)	LMM includes unrealized appreciation on 25 LMM portfolio investments and unrealized depreciation on 12 LMM portfolio investments.
(b)	Other includes $12.3 million of unrealized appreciation relating to the External Investment Manager, as defined below.

Liquidity and Capital Resources

As of December 31, 2021, we had aggregate liquidity of $567.6 million, including (i) $32.6 million in cash and cash equivalents and (ii) $535.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of December 31, 2021 are as follows:

  Our Credit Facility included $855.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $1.2 billion.
  $320.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of January 1, 2022.
  $350.0 million of outstanding Small Business Investment Company ("SBIC") debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 2.9% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was approximately 6.1 years.
  $500.0 million of the 3.00% Notes outstanding that bear interest at a rate of 3.00% per year. The 3.00% Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,788.8 million, or $25.29 per share.

Investment Portfolio Information as of December 31, 2021(3)

The following table provides a summary of the investments in our LMM portfolio, private loan portfolio and middle market portfolio as of December 31, 2021:

	As of December 31, 2021
	LMM (a)	Private Loan	Middle Market
		(dollars in millions)
Number of portfolio companies	73	75	36
Fair value	$ 1,716.4	$ 1,141.8	$ 395.2
Cost	$ 1,455.7	$ 1,157.5	$ 440.9
Debt investments as a % of portfolio (at cost)	70.9%	95.7%	93.3%
Equity investments as a % of portfolio (at cost)	29.1%	4.3%	6.7%
% of debt investments at cost secured by first priority lien	99.0%	98.7%	98.7%
Weighted-average annual effective yield (b)	11.2%	8.2%	7.5%
Average EBITDA (c)	$ 6.2	$ 41.3	$ 76.0

(a)	We had equity ownership in all of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 40%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the private loan and middle market portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies, three private loan portfolio companies and one middle market portfolio company, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 176% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.5 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.8 to 1.0 and 2.6 to 1.0, respectively.(3) (4)

As of December 31, 2021, our investment portfolio also included:

  Other portfolio investments in thirteen companies, collectively totaling $166.1 million in fair value and $173.7 million in cost basis, which comprised approximately 4.7% and 5.3% of our investment portfolio at fair value and cost, respectively; and
  Our investment in the External Investment Manager (as defined below), with a fair value of $140.4 million and a cost basis of $29.5 million, which comprised approximately 3.9% and 0.9% of our investment portfolio at fair value and cost, respectively.

As of December 31, 2021, we had nine investments on non-accrual status, which comprised approximately 0.7% of the total investment portfolio at fair value and approximately 3.3% at cost and our total portfolio investments at fair value were approximately 109% of the related cost basis as of December 31, 2021.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the "External Investment Manager"). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the fourth quarter of 2021, the External Investment Manager earned $5.6 million of management fee income, which consisted of $5.0 million of base management fees and $0.6 million in incentive fees, for the services it provided to external parties, an increase of $2.1 million from the fourth quarter of 2020, and we allocated $2.6 million of total expenses to the External Investment Manager. The combination of the dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $4.9 million, representing an increase of $1.7 million from the fourth quarter of 2020. The External Investment Manager ended the fourth quarter of 2021 with total assets under management of over $1.5 billion.

Fourth Quarter 2021 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 25, 2022 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2021 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 4, 2022 and may be accessed by dialing 201-612-7415 and using the passcode 13726436#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2021 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market investment strategy. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our ability to successfully source and execute on new portfolio investments and delivery of future financial performance and results, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION Consolidated Statements of Operations (dollars in thousands, except shares and per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$36,373	$23,798	$122,277	$81,155
Affiliate investments	16,493	8,808	51,278	32,435
Non-Control/Non-Affiliate investments	29,300	29,898	115,492	109,024
Total investment income	82,166	62,504	289,047	222,614
EXPENSES:
Interest	(15,921)	(12,761)	(58,836)	(49,587)
Compensation	(11,652)	(6,702)	(34,442)	(18,981)
General and administrative	(3,055)	(2,875)	(12,494)	(12,702)
Share-based compensation	(2,927)	(2,612)	(10,887)	(10,828)
Expenses allocated to the External Investment Manager	2,597	2,089	10,277	7,429
Total expenses	(30,958)	(22,861)	(106,382)	(84,669)
NET INVESTMENT INCOME	51,208	39,643	182,665	137,945
NET REALIZED GAIN (LOSS):
Control investments	10,952	(43,768)	6,494	(59,594)
Affiliate investments	13,219	2,610	17,181	2,203
Non-Control/Non-Affiliate investments	10,589	(30,465)	21,661	(58,556)
Realized loss on extinguishment of debt	—	—	—	(534)
Total net realized gain (loss)	34,760	(71,623)	45,336	(116,481)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	33,665	73,020	99,420	37,924
Affiliate investments	(8,529)	(2,155)	21,989	(29,038)
Non-Control/Non-Affiliate investments	(6,583)	41,083	14,215	(14,968)
SBIC debentures	—	—	—	460
Total net unrealized appreciation (depreciation)	18,553	111,948	135,624	(5,622)
INCOME TAXES:
Federal and state income, excise and other taxes	(3,490)	830	(5,732)	(590)
Deferred taxes	(6,682)	(1,542)	(27,131)	14,131
Income tax benefit (provision)	(10,172)	(712)	(32,863)	13,541
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$94,349	$79,256	$330,762	$29,383
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.73	$0.59	$2.65	$2.10
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$1.34	$1.19	$4.80	$0.45
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	70,158,447	66,856,103	68,960,923	65,705,963

MAIN STREET CAPITAL CORPORATION Consolidated Balance Sheets (dollars in thousands, except per share amounts)

	December 31,	December 31,
	2021	2020

ASSETS
Investments at fair value:
Control investments	$1,489,257	$1,113,725
Affiliate investments	549,214	366,301
Non-Control/Non-Affiliate investments	1,523,360	1,204,840
Total investments	3,561,831	2,684,866
Cash and cash equivalents	32,629	31,919
Interest receivable and other assets	56,488	49,761
Receivable for securities sold	35,125	—
Deferred financing costs, net	4,217	2,818
Total assets	$3,690,290	$2,769,364
LIABILITIES
Credit facility	$320,000	$269,000
3.00% Notes due 2026 (par: $500,000 as of December 31, 2021)	497,609	—
5.20% Notes due 2024 (par: $450,000 as of both December 31, 2021 and December 31, 2020)	451,272	451,817
SBIC debentures (par: $350,000 and $309,800 as of December 31, 2021 and December 31, 2020, respectively)	342,731	303,972
4.50% Notes due 2022 (par: $185,000 as of both December 31, 2021 and December 31, 2020)	184,444	183,836
Accounts payable and other liabilities	40,469	20,833
Payable for securities purchased	5,111	—
Interest payable	14,926	8,658
Dividend payable	15,159	13,889
Deferred tax liability, net	29,723	2,592
Total liabilities	1,901,444	1,254,597

NET ASSETS
Common stock	707	677
Additional paid-in capital	1,736,346	1,615,940
Total undistributed (overdistributed) earnings	51,793	(101,850)
Total net assets	1,788,846	1,514,767
Total liabilities and net assets	$3,690,290	$2,769,364
NET ASSET VALUE PER SHARE	$25.29	$22.35

MAIN STREET CAPITAL CORPORATION Reconciliation of Distributable Net Investment Income (dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net investment income	$51,208	$39,643	$182,665	$137,945
Share-based compensation expense	2,927	2,612	10,887	10,828
Distributable net investment income (1)	$54,135	$42,255	$193,552	$148,773

Per share amounts:
Net investment income per share -
Basic and diluted	$0.73	$0.59	$2.65	$2.10
Distributable net investment income per share -
Basic and diluted (1)	$0.77	$0.63	$2.81	$2.26

MAIN STREET CAPITAL CORPORATION Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)

Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the three-month and trailing twelve-month periods ended December 31, 2021.

(3)	Portfolio company financial information has not been independently verified by Main Street.
(4)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600